Exhibit 10.1
PINNACLE FINANCIAL PARTNERS, INC.
2009 ANNUAL CASH INCENTIVE PLAN
As approved by the Human Resources and Compensation
Committee of Pinnacle Financial Partners on
March 2, 2009

PINNACLE FINANCIAL PARTNERS, INC.
2009 Annual Cash Incentive Plan
PLAN OBJECTIVES:
The overall objectives of the 2009 Annual Cash Incentive Plan (the “Plan”) are to:
1.	Motivate participants to ensure that important corporate soundness thresholds and corporate profitability objectives for 2009 are achieved, and

2.	Provide a reward system that encourages teamwork and cooperation in the achievement of firm-wide goals.
This Plan shall be administered pursuant to the Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan. All provisions hereof shall be interpreted accordingly. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan.
EFFECTIVE DATES OF THE PLAN:
The Plan is effective from January 1, 2009 (Effective Date) through December 31, 2009.
ADMINISTRATION:
The Human Resources and Compensation Committee of the Board of Directors (the “HRC”) is responsible for the overall administration of the Plan and shall have the authority to select the associates who are eligible for participation in the Plan. The CFO, with the oversight of the CEO, provides periodic updates as to the status of the Plan as follows:
•	Produces status reports on a periodic basis to the CEO, the Leadership Team and the HRC in order to ensure the ongoing effectiveness of the Plan. The CEO has discretion related to communication of the status of the incentive plan to all Plan participants.

•	Makes recommendations for any Plan modifications (including target performance or payout awards) as a result of substantial changes to the organization or participants’ responsibilities to ensure fairness to all Plan participants.

•	At the end of the Plan period, prepares, verifies, approves and submits the appropriate award calculations and payout authorizations to the CEO and, ultimately the HRC, for approval and distribution.
The Company’s Chief Risk Officer shall evaluate, report and discuss with the HRC whether any features of the Plan should be limited in order to ensure that the Company’s senior executive officers are not encouraged to take unnecessary or excessive risks that threaten the value of the Company.

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2009 Annual Cash Incentive Plan

The HRC is authorized to interpret the Plan, to establish, amend and / or rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The HRC may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the HRC deems necessary or desirable. Any decision of the HRC in the interpretation and administration of Plan, as described herein, shall lie within its sole and absolute discretion and shall be final conclusive and binding on all parties concerned.
ELIGIBILITY:
All associates who are compensated via a predetermined salary or hourly wage and are not included in any other compensation program or plan are eligible for participation in the Plan. Additionally, in order to be eligible for incentive awards, participants shall achieve a rating of at “Meets Expectations” or higher for overall performance for 2009. Participants who are not eligible for an award due to their performance evaluation shall be notified by their Leadership Team member as soon as possible prior to distribution of awards.
Certain associates that are compensated via a commission schedule or commission grid have an opportunity to achieve significant variable pay compensation due to escalating payouts pursuant to the commission scheduled or grid based on their individual performance. As a result, such commission-based associates are not eligible for participation in the Plan unless otherwise authorized under special arrangement approved by the HRC.
FORFEITURE OF AWARDS:
Any participant who terminates employment for any reason (e.g., voluntary separation or termination due to misconduct) prior to distribution of awards in January 2010 will not be eligible for distribution of awards under the Plan.
ETHICS:
The intent of this Plan is to fairly reward individual and team achievement. Any associate who manipulates or attempts to manipulate the Plan for personal gain at the expense of clients, other associates or Company objectives will be subject to appropriate disciplinary action.
In addition, pursuant to the terms of Section 111 of the Emergency Economic Stabilization Act, certain payments paid to certain officers during the period that the United States Treasury owns an equity or debt position acquired under the Capital Purchase Program are subject to recovery or “clawback” by the Company if the payments are based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.
PLAN FUNDING:
The Plan assets will be funded from the results of operations of the Company with all assets being commingled with the assets of the Company.

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2009 Annual Cash Incentive Plan

TIMING OF AWARDS:
During January 2010, the HRC will review all proposed awards pursuant to the Plan. Any awards to be distributed pursuant to the Plan shall be distributed prior to January 31, 2010 or as soon as possible thereafter, but in no event later than March 15, 2010. No award will be distributed prior to January 1, 2010.
TARGET AWARD:
Each participant will be assigned an “award tier” based on their position within the Company, their experience level or other factors. Each participant’s Leadership Team member is responsible for notifying each participant of his or her “award tier”. The “award tier” will be expressed as a percentage ranging from 10% to 100%. In order to determine the “target award”, participants will multiply their “award tier percentage” by their actual YTD base salary paid for 2009 as of December 31, 2009. Overtime or other wage components are not considered in these calculations.
Participants that join the company during the period from January 1, 2009 through December 31, 2009 incentive will be calculated using the same formula.
AWARDS
Awards under the Plan shall be conditioned on the attainment of one or more written performance goals which may be recommended by the CEO and shall be determined and approved by the HRC for the 2009 fiscal year. The HRC shall determine whether and to what extent each performance goal has been met. In determining whether and to what extent a performance goal has been met, the HRC may consider such matters as the HRC deems appropriate.
DISCRETIONARY INCREASES AND REDUCTIONS:
The CEO may award up to an additional 10% of base pay based on extraordinary individual performance. Likewise, the CEO may reduce a participant’s award by up to 50% of the calculated award for individual performance which may have “met expectation”, but whereby the participant did not exhibit a strong commitment to Pinnacle’s mission or values or the participant did not achieve certain individual performance commitments for the year.
Discretionary awards outside these parameters shall be approved by the HRC prior to distribution; however any discretionary awards to the Company’s executive officers must be approved by the HRC prior to distribution.
AMENDMENTS, TERMINATIONS AND OTHER MATTERS:
The HRC has the right to amend or terminate this Plan in any manner they may deem appropriate in its discretion at any time, including, but not limited to the ability to include or exclude any associate or group of associates from participation in the Plan, modify the award tiers or percentages or modify or waive performance targets. Should the firm enter into any

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merger or purchase agreement (including a change of control of the Company), significant market expansion or other materially significant strategic event, the HRC may amend the Plan (including the performance criteria) as they may deem appropriate under the circumstances. The HRC may amend the Plan (including the performance criteria) for any non-recurring transaction which may materially impact the Company’s financial position or results of operations for the fiscal year (e.g., common stock issuances, divestiture of assets at gains or losses, branch acquisitions, etc.)
Furthermore, this Plan does not, nor should any participant imply that it shall, create a contractual relationship between the Plan, the Company or any associate of the Company. No associate should rely on this Plan as to any awards that the associate believes they might otherwise be entitled to receive. This Plan shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to any conflicts of laws or principles.

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